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                                                                  EXHIBIT 10.23


                        SETTLEMENT AND LICENSE AGREEMENT


        Settlement and License Agreement entered into by and between Lockheed Missiles & Space Company, a California corporation, having its principal place of business at 1111 Lockheed Way, Sunnyvale, California ("LMSC"), and Talarian Corporation, a Maryland corporation, having its principal place of business at 426 Poppy Place, Mountain View, California 94043 ("Talarian"), as of the 1st day of February, 1989.

                                    RECITALS

        A. LMSC has developed a real-time artificial intelligence system, including hardware, computer software and copyrightable and potentially patentable features, trade secrets and know-how.

        B. Talarian is qualified and otherwise particularly suited to enhance the LMSC real-time artificial intelligence system and desires to obtain licenses, and other rights from LMSC.

        C. LMSC and Talarian wish to settle their differences and to clarify their mutual rights and obligations with respect to the LMSC real-time artificial intelligence system.

                                    AGREEMENT

I. DEFINITIONS

        A. Designated Government Contracts. Any grant, agreement, contract or modification thereof awarded by the Department of Defense or National Aeronautics & Space Agency, and any classified grant, agreement, contract or modification thereof awarded by any agency or department of the Federal Government; provided, however, that Designated



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Government Contracts do not include small business set asides, grants or awards
(such as the Small Business Innovation Research ("SBIR") Program) for which LMSC is not eligible.

        B. Lockheed. The Lockheed Corporation, of which LMSC is a wholly owned subsidiary.

        C. L*STAR Milestones (or Milestones). The milestones identified in the specification and schedule attached as Exhibit A. D. L*STAR Product. The L*STAR Technology enhanced by Talarian as it exists six months after the date of completion of the L*STAR Milestones.

        E. L*STAR Technology. The LMSC-developed real-time artificial intelligence system, including hardware, computer software, copyrightable and potentially patentable features, trade secrets and know-how, as it exists on the date of this Agreement.

        F. Net Receipts. The gross revenues of Talarian, less only returns and allowances which are actually given and taxes directly imposed upon particular sales.

        G. Phase 1. The period from execution of the Agreement until the later of July 1, 1989 or the date upon which all of the Milestones have been met.

        H. Phase 2. A six-month period starting at the end Phase 1.

        I. Start Date. The start date for purposes of measuring any of the L*STAR Milestones will be the earlier of April 1, 1989 or the date by which Talarian receives a total of $250,000 in equity or debt financing.

        J. Technology Transfer Period. The period from the date of execution of this Agreement until the later of February 1, 1990 or the date of delivery of the L*STAR Product by Talarian to LMSC (comprising both Phase 1 and Phase 2).



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        K. Technology Package. The set of technology information listed in
Exhibit B to be provided by LMSC to Talarian.

II. LICENSE GRANTS

        A. LMSC License of L*STAR Technology to Talarian. LMSC hereby grants Talarian a royalty-bearing worldwide license to use, reproduce, make derivatives of and distribute by sublicense the L*STAR Technology as enhanced in the L*STAR Product, subject to the following limitations:

           1. Phase 1 Limitation. Until the end of Phase 1, Talarian shall not, except in conjunction with Lockheed and pursuant to the limitations in Section V D, (1) market the L*STAR Technology or the L*STAR Product to the Department of Defense or the National Aeronautics & Space Agency or in connection with any classified grant, agreement, contract or modification to be awarded by any agency or department of the Federal Government (excluding small business set asides, grants or awards (such as the SBIR program) for which LMSC is not eligible), or (2) make any proposal with respect to their use in Designated Government Contracts.

           2. Phase 2 Limitation. Until the end of Phase 2, Talarian shall not, except in conjunction with Lockheed and pursuant to the limitations in Section V D, enter into a contract for delivery of the L*STAR Technology or any product developed by use of the L*STAR Technology or derived therefrom (i) as a subcontractor at any tier under any Designated Government Contract or (ii) as a prime contractor in any Designated Government Contract.

           3. Material Breach. Failure of Talarian to observe the limitations set forth in Sections II A 1 and II A 2 shall be considered a material breach of this Agreement.



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           4. Perpetual License on Completion of Milestones. Upon completion of the L*STAR Milestones, the license granted by LMSC to Talarian for the L*STAR Technology shall become perpetual and irrevocable. Talarian shall own the L*STAR Product subject to LMSC's ownership of the underlying L*STAR Technology and the licenses granted to LMSC by Talarian in Section H hereunder.

           5. Damages and Termination of the LMSC License to Talarian. If Talarian is more than 30 days late in meeting in any L*STAR Milestone, the total royalties of $700,000 set forth in Section III A shall be increased by $500 per day for each day beyond 30 days that the Milestone is not met, providing, however, that the total royalties shall not exceed $1,000,000. If Talarian does not complete any L*STAR Milestone within 120 days of the specified date for the Milestone as set forth in Exhibit A, or within 15 months after the Start Date, the license granted by LMSC to Talarian for the L*STAR Technology will, at LMSC's option, terminate immediately, provided that LMSC has given Talarian at least 30 days prior written notice of its intention to terminate if such Milestone is not completed by such date.

           6. Failure to Agree on Milestones. If Talarian and LMSC disagree whether a Milestone has been met, the parties will jointly approach a referee selected by LMSC from the list below to determine whether the Milestone has or has not been met. The referee will make a decision within 5 working days. The expenses of the referee will be shared equally by LMSC and Talarian. Referees acceptable to both parties are Earl D. Sacerdoti, Richard Fikes and Cordell Green. The decision of the referee will be final. If the referee determines that the Milestone has been met, there shall be no increase in the royalty cap accrued with respect to that Milestone from the date the Milestone technology, in the same form as submitted to the referee, was submitted to LMSC.



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        B. Talarian's License of the L*STAR Product to LMSC. Talarian hereby grants to LMSC a perpetual, irrevocable royalty-free, worldwide license to use, reproduce, make derivatives of and distribute by sublicense the L*STAR Product, subject to the following limitations:

           1. Use Restriction. During the Technology Transfer Period, LMSC shall not market or use the L*STAR Technology or the L*STAR Product in non-government applications except as provided in Section V C.

           2. Product Protection. LMSC will use substantially the same measures to protect the L*STAR Product and its source code from unauthorized use, reproduction, derivation, distribution or disclosure as LMSC uses to protect its own proprietary software and will, if required by law, apply an appropriate copyright and "restricted rights" notice to all copies of the L*STAR Product and derivatives thereof in order to protect Talarian's interests therein.

III. ROYALTIES

        A. Royalties Paid by Talarian to LMSC. Talarian shall pay LMSC a royalty equal to five percent (5%) of Talarian's Net Receipts from licenses and sublicenses of the L*STAR Technology, the L*STAR Product or any other product developed or derived therefrom, until a total of $700,000 (plus any addition thereto pursuant to Section II A 4) has been paid. Royalties will be paid quarterly within 45 days after the end of the quarter in which Talarian receives payment. Late royalty payments shall bear interest at the rate of 2% over the prime rate then quoted by the Bank of America NT&SA.

        B. Records. With respect to the royalties set forth in this section, Talarian shall keep full, clear and accurate records with respect to any products subject to a royalty. These records shall be retained for a period of three (3) years from the date of payment. LMSC shall have the



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right, through a mutually agreed upon independent Certified Public Accountant and at LMSC's expense, to examine and audit, not more than once a year during normal business hours, all records and accounts as may under recognized accounting practice contain information bearing upon the amount of royalty paid to LMSC under this Agreement. Prompt adjustments shall be made by Talarian to compensate for any errors and/or omissions disclosed by such examination or audit. In the event that the amount of such error and/or omission exceeds $10,000, Talarian shall pay LMSC an additional fee equal to the cost of the audit.

IV. DELIVERABLES

        A. Technology Package. LMSC shall deliver the Technology Package to Talarian within 20 days of execution of this Agreement.

        B. Monthly Delivery of Source Code. By the 5th day of each month during the Technology Transfer Period, Talarian shall deliver to LMSC a source code tape of the L*STAR Technology as enhanced by Talarian as it existed on the last day of the previous month.

        C. Final Delivery of Source Code. Within 5 days after the end of the Technology Transfer Period, Talarian shall deliver to LMSC a source code tape of the L*STAR Product as it existed at the end of the Technology Transfer Period.

V. COOPERATION BETWEEN LMSC AND TALARIAN

        A. AI Center as L*STAR Advocate. During the Technology Transfer Period, the Lockheed Artificial Intelligence Center ("AI Center") will be a strong advocate for the L*STAR Technology and the L*STAR Product within Lockheed.

        B. Technical Assistance. Talarian will make the L*STAR Product operational on a DEC VAX computer operating under the current version of the operating system in the LMSC



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AI Center. "Operational" means that the L*STAR Product compiles, links, loads, and runs Talarian's demonstration application.

        C. Technology Transfer Period Commercial Activity by LMSC. During the Technology Transfer Period, if LMSC desires to make any proposals relating to the L*STAR Product to a non-government entity, LMSC will team with Talarian for such proposals.

        D. Coordination through AI Center. During the Technology Transfer Period, all Talarian activities at Lockheed in connection with the L*STAR Technology and the L*STAR Product will be coordinated through the AI Center, unless otherwise agreed. To that end during the Technology Transfer Period Talarian will notify (pursuant to the notice provisions set forth in Section XII
L) the AI Center of any requests received by Talarian from within Lockheed for the L*STAR Technology, the L*STAR Product, or support therefor and will inform anyone within Lockheed who makes such a request that the request must be directed to and coordinated through the AI Center. All meetings during the Technology Transfer Period between Talarian and any person or group at Lockheed relating to the L*STAR Technology, the L*STAR Product or support therefor must be set up by the AI Center.

        E. Protection of Source Code. During. Phase 1 and Phase 2, neither party will make the source code of the L*STAR Technology or the L*STAR Product source code available to any third party without the other party's prior written consent, which will not be unreasonably withheld. Either party may nonetheless deposit the L*STAR Technology or L*STAR Product source code with a third party escrow agent, to be released to licensed users for the limited purposes of providing support to such users if the party making the deposit ceases to support the L*STAR Technology or L*STAR Product.



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        F. Support. For a period of five years from the Start Date, Talarian will provide support to LMSC for the L*STAR Product .and other Talarian products derived from the L*STAR Technology, at Talarian's standard prices, terms and conditions.

VI. FOLLOW-ON PRODUCTS

        A. Talarian's L*STAR Derivative Products. Until the earlier of (i) five years after the Start Date or (ii) payment by Talarian of the royalty cap, Talarian will license LMSC, at Talarian's standard list prices less a discount of 15%, to use copies, in object code, of any standard software product derived by Talarian from the L*STAR Technology, solely for use within LMSC.

        B. Access to New Technology. Until the earlier of (i) five years after the Start Date or (ii) payment by Talarian of the royalty cap, Talarian will notify LMSC of the availability of any new standard software products derived from the L*STAR Technology or new releases of existing standard products at least as early as Talarian announces such availability to any other party, and will offer LMSC the opportunity to receive a beta test version for such products on the same terms as are offered to any other party.

VII. EMPLOYEES

        Because of the close cooperation and exchange of confidential information required between the parties in order to achieve the benefits of the Agreement, (1) Talarian will not, without the written consent of LMSC, at any time prior to January 1, 1990, hire any LMSC employee who is or was an employee, staff member or student of the AI Center, except for Tom Laffey and three other individuals; and (2) LMSC will not, without the written consent of Talarian, at any time prior to January 1, 1990, hire any person who is at such time, or was within the immediately preceding three months, an employee of Talarian.



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VIII. TERMINATION

        A. Expiration. The term of this Agreement shall be five years from the Start Date or until Talarian has paid the royalty cap, unless earlier terminated in accordance with Section B below.

        B. Termination. Either party may terminate this Agreement if any of the following events occur:

           1. If the other party materially breaches any provision hereof.

           2. If either party becomes insolvent or admits, in writing its inability to pay its debts as they mature, or makes an assignment for the benefit of creditors; or if a petition under any foreign state, or United States Bankruptcy Act, receivership statute, or the like, as they now exist, or as they may be amended, is filed by either party; or if such a petition is filed by any third party or an application for a receiver of either party is made by anyone and such petition or application is not resolved favorably to either party within sixty days.

           3. Termination by a party pursuant to this section shall be effective thirty (30) days after notice of termination is given specifying the reasons therefor, unless the other party cures the event giving rise to the termination during the thirty day period. The rights and remedies of each party provided in this section shall not be exclusive and are in addition to any other rights and remedies provided by law or this Agreement.

        C. Survival of Rights and Obligations. Each party's rights and obligations under Section IX below shall survive and continue after any expiration or termination of this Agreement. In addition, each party's rights and obligations regarding licenses specified in Section II above shall, to the extent such licenses have become irrevocable as of the date of termination, survive such termination.



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IX. CONFIDENTIALITY AND NON-DISCLOSURE

        A. During the term of this Agreement and for five years thereafter, each party agrees to hold confidential at a level equivalent to their protection of their own proprietary information any proprietary information and technical information that is furnished by the other party and is marked "PROPRIETARY" or "CONFIDENTIAL" or is identified as such in writing within ten days of its first disclosure. Notwithstanding any provisions contained herein concerning nondisclosure of the proprietary information and technical information, both parties shall have no obligations regarding disclosure of any such information which (a) is or becomes publicly known through publication, inspection of products or otherwise and through no wrongful act of the receiving party; (b) is received from a third party without similar restriction and without breach of this Agreement; (c) is shown by documentary evidence to be independently developed by the receiving party; (d) is disclosed to a third party by or on behalf of the disclosing party without a similar restriction on the third party's rights; or (e) is released for use by written authorization of the disclosing party.

X. WARRANTIES

        A. Each party warrants that it shall make its best efforts (i) to insure that the information provided during the Technology Transfer Period by it to the other party shall be free from errors and defects and (ii) to insure that such errors and defects found, if any, shall be promptly corrected and that such corrections shall be promptly provided to the other party.

        B. EXCEPT AS EXPRESSLY SET FORTH IN SECTION A ABOVE, NO WARRANTIES ARE GIVEN BY EITHER PARTY, WHETHER EXPRESS, IMPLIED OR OTHERWISE, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT



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TO INFORMATION OR PRODUCTS DEVELOPED OR DELIVERED HEREUNDER, AND BOTH PARTIES
EXPRESSLY DISCLAIM ANY AND ALL SUCH WARRANTIES. THERE IS NO WARRANTY MADE BY EITHER PARTY WITH RESPECT TO PATENT, COPYRIGHT OR TRADEMARK INFRINGEMENT OR RIGHTS OR TRADE SECRETS OF THIRD PARTIES.

XI. LIMITATION OF LIABILITY

        IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING FROM THE RIGHTS AND OBLIGATIONS HEREUNDER, EVEN IF THE PARTY HAS BEEN ADVISED OR OTHERWISE HAS REASON TO KNOW THE POSSIBILITIES OF SUCH DAMAGES.

XII. MISCELLANEOUS

        A. Assignment. This Agreement and any rights or licenses granted herein are personal to each party and shall be binding upon and inure to the benefit of the parties and their respective successors-and assigns; provided, however, that the successor shall expressly assume in writing the performance of all the terms and conditions of this Agreement to be performed by the assigning party. During the Technology Transfer Period, Talarian shall not have any right whatsoever to assign any of its rights or privileges hereunder without the prior written consent of LMSC.

        B. No Waiver. No failure or delay on the part of either party exercising its right of termination hereunder for any one or more causes shall be construed to prejudice its right of termination for such causes or subsequent causes. Any failure or delay on the part of either party in the exercise of any right or privilege hereunder shall not operate as a waiver thereof, nor shall



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a single or partial exercise of any such right or privilege preclude other or further exercise thereof or of any right or privilege.

        C. Limitation of Cooperation. Under no circumstances shall the parties hereto exchange or discuss with one another any matter which is not relevant to the execution of the obligations of this Agreement. For example, the parties shall not discuss or exchange information relevant to their specific customers, marketing policies or activities, or pricing.

        D. Entire Agreement. This Agreement and the exhibits attached hereto and made a part hereof embody the entire understanding of the parties with respect to the subject matter contained herein and shall supercede all previous communications, representations or understandings, either oral or written, between the parties relating to the subject matter hereof. No amendment or modification of this Agreement shall be valid or binding upon the parties unless in writing signed by their respect duly authorized officers.

        E. Disclaimers. Nothing contained in this Agreement shall be construed as:

                1. conferring any rights to use in advertising, publicity or other marketing activities, any name, trademark or other designation of either party hereto, and either party hereto agrees not to use the existence of this Agreement in any marketing activity without the express written approval of the other party;

                2. conferring by implication, estoppel or otherwise on either party hereunder any license or other right except the licenses and rights expressly granted hereunder;

                3. a warranty or representation that the manufacture, sale, lease, use, or other disposition of systems and products hereunder will be free from infringement of intellectual property rights of third parties, including patents, utility model, design patents, copyrights and trade secret rights;



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                4. a warranty that any party will successfully develop products based upon the Technology Package transferred hereunder; or

                5. an obligation to bring or prosecute action or suits against third parties for any infringement, or to secure and/or maintain any of its intellectual property rights.

        F. Force Majeure. Anything contained in this Agreement to the contrary notwithstanding, the performance of the obligations of the parties hereto shall be subject to all laws, both present and future, of any government having jurisdiction over the parties hereto or, act of public enemies, strikes, or other labor disturbance, fires, floods, acts of God, or any causes of like or different kind beyond the control of the parties, and the parties hereto shall be excused from any failure to perform or any delay in the performance of any obligation hereunder to the extent such failure or delay is caused by such law or contingency.

        G. Exportation Limitations. LMSC and Talarian both agree not to export or re-export, or cause to be exported or re-exported, any technical data received hereunder or the direct product of such technical data, to any country to which, under the law of the United States, both parties are or may be prohibited from exporting its technology or the direct product thereof.

        H. Captions. The captions used in this Agreement are for convenience only and are not to be used in interpreting the obligations of the parties. I. Applicable Law. The applicable law governing any cause of action arising out of this Agreement, or the performance of either party, shall be governed by the laws of the State of California.

        J. No Joint Venture. Nothing contained herein, or done in pursuance of this Agreement, shall constitute the parties as entering upon a joint venture or shall constitute either party hereto the agent for the other party for any purpose or in any sense whatsoever.



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        K. Severability. In case any one or more of the provisions of this
Agreement shall, for any reason, be held to be invalid or unenforceable in any respect, such invalidity or unenforceability shall not affect any other provision of this Agreement. Such provision or provisions shall be ineffective only to the extent of such invalidity or unenforceability without invalidating the remainder of such provision or provisions or the remaining provisions of this Agreement.

        L. Notices. All notices, statements and reports required or permitted by this Agreement shall be in writing and sent to the party to whom such notice, statement and report is to be givers at its offices first above mentioned--for LMSC to the attention of The Manager, AI Center, AIC Building, and for Talarian to the attention of Thomas Laffey, provided that any party may change its address for the purposes of notice given pursuant to this section.




LOCKHEED MISSILES & SPACE COMPANY,



                                     By: /s/
                                         --------------------------------------
                                         [name]


                                         V.P. Gen. Mgr. Research & Devlpt.
                                         --------------------------------------
                                         [title]


                                         Mar. 3, 1989
                                         --------------------------------------
                                         [date]



                                         TALARIAN CORPORATION,


                                     By: /s/
                                         --------------------------------------
                                         [name]


                                         Vice President
                                         --------------------------------------
                                         [title]


                                         March 6, 1989
                                         --------------------------------------
                                         [date]




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